UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 17, 2008 (October 13, 2008)

Date of Report (Date of Earliest Event Reported)

ALERIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7170	75-2008280
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

25825 Science Park Drive, Suite 400 Beachwood, Ohio	44122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 910-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2008, Aleris International, Inc. (the “Company”) announced the appointment of Kevin Brown as Executive Vice President and Chief Financial Officer of the Company effective on October 16, 2008.

Kevin Brown, 48, was the Chief Financial Officer of Harman International Industries, Inc. from July 2005 through May 2008, and he served as their “principal accounting officer” through August 2008. Harman is a technology, electronics and audio company with consumer brands including Harman Kardon, JBL, Infinity and Mark Levinson. Prior to that he had held finance positions of increasing responsibility with Harman since 2003. Mr. Brown also served as Senior Vice President and Chief Financial Officer of Donnelly Corporation, an automotive parts supplier, from April 2001 to March 2003. From 1985 to 2001 Mr. Brown held various finance positions of increasing responsibility with Ford Motor Company in the United States, Germany and Portugal.

In connection with this appointment, on October 16, 2008, the Company entered into an employment agreement with Kevin Brown, which is similar in form to employment agreements executed with each of the Company’s other named executive officers. The employment agreement provides that Mr. Brown will receive annual base salary of $425,000, a signing bonus of $75,000 and generally all benefits and perquisites available to executives of the Company. In addition to his base salary, beginning for the fiscal year ending December 31, 2008, Mr. Brown will be eligible to participate in an annual incentive plan pursuant to which he may earn an annual bonus based on achievement of annual performance objectives set forth in the plan, with a target annual bonus of 75% of base salary up to a maximum bonus of 150% of base salary, and a minimum guaranteed bonus amount for the 2008 fiscal year of $75,000 (provided he remains employed when such bonus is paid). The employment agreement contains non-competition and non-solicitation provisions that extend for 18 months after any termination of employment. The employment agreement also provides that the executive officers will be granted, as soon as practicable after execution of the employment agreement, options to purchase shares of Aurora Acquisition Holdings, Inc. (“Parent”) at an exercise price equal to the fair market value of such shares. In connection with this provision, it has been determined by the Board of Directors that Mr. Brown will receive a grant of 50,000 options with an exercise price equal to $100 (the fair market value of the Common Stock of Parent on the grant date). The other terms and conditions governing the options are provided in the Aurora Acquisition Holdings, Inc. Amended and Restated Management Equity Incentive Plan, as amended and restated February 16, 2007 and in any applicable grant agreement.

The term of Mr. Brown’s employment agreement runs for a period of three years with automatic one-year extensions. Notwithstanding the employment agreement’s term, Mr. Brown’s employment may be terminated at any time by either party, subject to certain notice provisions and severance obligations in the event of termination under certain circumstances, as described below. Generally, Mr. Brown’s employment agreement provides that if his employment is terminated without cause or if he resigns for good reason prior to a change in control, he will be entitled to a lump sum payment equal to one and one-half times the sum of his base salary and target bonus and continued welfare benefits for eighteen months following the termination date. If his employment is terminated without cause or if he resigns for good reason after a change in control, the lump sum payment to which he is entitled is reduced to an amount equal to one and one-half times his base salary. In the event of termination payments in connection with a change in control, the employment agreement provides that Parent and Mr. Brown shall use commercially reasonable best efforts to take such actions as may be necessary to avoid the imposition of any excise tax imposed by Section 4999 of the Code on Mr. Brown, including seeking to obtain stockholder approval in accordance with the terms of Section 280G(b)(5). All post-termination payments under the employment agreements or the severance agreements are conditioned upon the execution by Mr. Brown of a release of all claims against the Company.

On October 13, 2008, the Company also announced that Sean M. Stack, then Executive Vice President and Chief Financial Officer of the Company, was appointed as Executive Vice President, Corporate Development and Strategy of the Company effective on October 16, 2008. Mr. Stack is a party to an employment agreement and a severance agreement. Mr. Stack’s employment agreement, dated December 19, 2006, was previously filed as Exhibit

10.24 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006; and the form of his severance agreement, entered into on August 30, 2005, was previously filed as Exhibit 99.1 to the Company’s current report on Form 8-K dated August 30, 2005. As part of the transition to his new position, amendments to Mr. Stack’s employment agreement and/or severance agreements, as applicable, will be executed to reflect (i) the extension of the application of the severance agreement, which would have expired on December 19, 2008, to October 16, 2009; (ii) that the Board of Directors has determined that change in his position will constitute good reason under his severance agreement; and (iii) Mr. Stack has until the expiration of the severance agreement to give notice of termination of employment that a good reason event has occurred.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 17, 2008

Aleris International, Inc.

By:	/s/ Scott A. McKinley
Scott A. McKinley
Senior Vice President and Controller